Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-181439, 333-210227 and 333-225868) on Form S-8 and registration statements (Nos. 333-233636 and 333-226097) on Form S-3 of TG Therapeutics, Inc. of our reports dated March 1, 2022, with respect to the consolidated balance sheets of TG Therapeutics, Inc. and subsidiaries as of December 31, 2021, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2021, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2021.

/s/ KPMG LLP

New York, New York
March 1, 2022